EXHIBIT 10.1

EMPLOYMENT AGREEMENT

(Bruce Blair)

This EMPLOYMENT AGREEMENT, dated July 9, 2008 (this “Agreement”), is between NutriSystem, Inc., a Delaware corporation (the “Company”), and Bruce Blair (the “Employee”).

The Employee is an executive officer of the Company. The Employee and the Company desire to provide for the continued employment of the Employee as set forth herein.

The Company and the Employee, each intending to be legally bound by this Agreement, agree as follows:

1.	Effective Date

This Agreement shall be effective July 9, 2008 (the “Effective Date”).

2.	Employment

The Employee shall be the Executive Vice President and Chief Information Officer of the Company and shall perform duties consistent with this position as are assigned by the Chief Executive Officer or the Board of Directors of the Company (the “Board”). The Employee shall report directly to the Chief Executive Officer.

3.	Performance

The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement during normal business hours.

4.	Term

The term of employment under this Agreement begins on the Effective Date and extends for three (3) years (the “Employment Term”). The Employment Term may be terminated early as provided in Sections 9 through 13 of this Agreement.

5.	Salary

The Employee’s annual salary (the “Salary”) is payable in installments when the Company customarily pays its officers (but no less often than twice per month). Commencing on the Effective Date, the Salary shall be at the initial rate of $250,000 (the “Initial Salary”). The Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

6.	Stock Grant

The Compensation Committee has approved a restricted stock grant to the Employee on the Effective Date in the amount of 50,000 shares (the “Stock Grant”). The Stock Grant shall be in accordance with the terms and conditions set forth in the Stock Award Agreement attached as Appendix A. The Stock Grant shall vest over four years from the Effective Date, with a tranche of 25% vesting on each of the first four anniversaries of the Effective Date, as set forth in Appendix A; provided that the Employee is employed by the Company on each such vesting date.

7.	Bonus

During the Employment Term, the Employee shall be entitled to participate in any bonus program established for officers of the Company generally. The Employee shall be entitled to participate in an annual bonus program to be established by the Board or the Compensation Committee (the “Annual Bonus”). During the Employment Term, the Employee shall be eligible to receive an Annual Bonus of 100% of the Employee’s Salary; provided that the Annual Bonus is conditioned on the employment of the Employee with the Company through the date that Annual Bonus is paid. The Annual Bonus shall be paid at such time as bonuses are paid to the other officers of the Company, but no later than March 15th of the year that follows the fiscal year to which the Annual Bonus relates.

8.	Confidential Information, Non-Competition and Non-Solicitation

The Employee agrees to execute and be covered by the terms of the Company’s standard Nondisclosure and Noncompete Agreement for Management Employees dated the Effective Date (the “Noncompete Agreement”), which shall be in the form of Appendix B hereto.

9.	Death

If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation, under this Agreement, to the Employee, the Employee’s executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except that the Employee’s estate shall receive any unpaid Salary that has accrued through the date of termination, and except as provided in the Stock Award Agreement with respect to the Stock Grant.

10.	Total Disability

If the Employee becomes “totally disabled,” then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive (1) any unpaid Salary that has accrued through the date of termination, (2) a lump sum equal to one month of Salary, and (3) whatever benefits that the Employee may be entitled to receive under any then existing disability benefit plans of the Company, and except as provided in the Stock Award Agreement with respect to the Stock Grant.

The term “totally disabled” means: if the Employee is considered totally disabled (a) under the Company’s group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

11.	Termination for Cause

The Company may terminate the Employee for “cause” immediately upon notice from the Company. If the Employee is terminated for “cause”, then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee under this Agreement, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination.

The term “cause” means: (a) the Employee is convicted of a felony, or (b) in the reasonable determination of the Board, the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee’s duties in the course of his employment with the Company, (2) caused intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee’s obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company, that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee’s employment with the Company.

12.	Termination by the Employee

The Employee may terminate this Agreement by giving the Company written notice of termination one month in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive any unpaid Salary that has accrued through the termination date. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 8 of this Agreement.

13.	Termination without Cause by the Company

The Company may terminate the Employee without “cause” by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this notice period and set an earlier termination date. If the Employee is terminated without “cause,” then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

(1) within 30 days following the Employee’s termination date, but no sooner than the end of the revocation period for the release described in (4) below, the Company will pay to the Employee a lump sum severance payment in the amount equal to the sum of:

(a) 12 months of the Salary then in effect;

(b) the value of the premium cost to the Company to continue the Employee on the Company’s group life and AD&D policy for the 12 month period following the Employee’s termination date; and

(2) the Employee’s group healthcare coverage will be continued for 12 months, at the Employee’s normal contribution rates; and

(3) the Employee’s covenants against non-competition (as contained in the Noncompete Agreement described in Section 8 of this Agreement) shall be reduced to a 12 month period from the termination date, from the period contained in the Noncompete Agreement; and

(4) the next 25% tranche of the Stock Grant that would have vested following such termination of employment if the Employee had continued to be employed, shall become vested on the date of such termination of employment, as provided in the Stock Award Agreement with respect to the Stock Grant; and

(5) the Employee and the Company will enter into a mutual general release.

14.	Change of Control

In the event a Change of Control occurs during the Employment Term, then on the date of the Change of Control, the Employee shall become 100% vested in the Stock Grant.

For purposes of this Agreement, the term “Change of Control” shall mean the consummation of any of the following events:

(i) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions);

(ii) dissolution or liquidation of the Company;

(iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting securities (based upon voting power), or

(iv) any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

15.	Governing Law/Jurisdiction

This Agreement is governed by Pennsylvania law. Any disputes, actions, claims or causes of action arising out of or in connection with the terms of this Agreement or the employment relationship between the Company and the Employee shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or the Pennsylvania state courts located in Montgomery County.

16.	Entire Agreement; Amendments

This Agreement sets forth the entire understanding among the parties hereto, and shall supersede all prior employment, severance and change of control agreements, and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company.

This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

17.	Withholding Taxes

Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required by federal, state or local law.

18.	No Assignment

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

19.	Jury Trial Waiver

The parties hereby agree that they shall and do waive trial by jury in any action, proceeding or counterclaim, whether at law or at equity, brought by either of them, or in any manner whatsoever, which arises out of or is connected in any way with this Agreement or with the employment relationship established between them.

20.	Section 409A

(a) This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full (to extent not paid in part at earlier date) at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the Employee’s “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the Employee, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code.

(b) To the maximum extent permitted under section 409A of the Code, the cash severance payments payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to the Employee during the six (6)-month period following the Employee’s termination of employment that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of the Employee’s termination of employment, the Employee is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6)-month period following the Employee’s “separation from service” with the Company (or any successor thereto) for six months following the Employee’s “separation from service” with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to the Employee within thirty (30) days following the date that is six (6) months following the Employee’s “separation from service” with the Company (or any successor thereto), and any amount payable to the Employee after the expiration of such six (6)-month period under this Agreement shall continue to be paid to the Employee in accordance with the terms of this Agreement. If the Employee dies during such six (6)-month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of the Employee’s estate within sixty (60) days after the Employee’s death, and any amounts not delayed shall be paid to the personal representative of the Employee’s estate in accordance with the terms of this Agreement.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

NUTRISYSTEM, INC.:

By:	/s/ Joseph M. Redling
Name:	Joseph M. Redling
Title:	President and CEO

EMPLOYEE:

/s/ Bruce Blair
Name:	Bruce Blair